EXHIBIT 10.35

By Email

December 4, 2018

Mr. Savneet Singh

Re:    Offer of Employment (“Offer Letter”)

Dear Savneet,

We are pleased to extend you an offer to serve as Interim Chief Executive Officer and President (“Interim CEO”) of PAR Technology Corporation (the “Company”), reporting directly to the Company’s Board of Directors (“Board”).

As Interim CEO of the Company you will perform those duties and shall have such authority, duties, and responsibilities normally consistent and incident to the offices of Chief Executive Officer and President, and you shall perform such additional duties and shall have such additional authority and responsibilities as the Board may prescribe. Your principal office will be located in New York, New York, provided that you understand and agree that you will be required to travel to properly fulfill your employment duties and responsibilities.

The term of your employment with the Company will commence as of the Effective Date and continue through June 30, 2019, and will, thereafter, continue for consecutive fiscal quarters unless terminated by you or the Company.
You will devote all of your business time, energy, business judgment, knowledge and skill and your best efforts to the performance of your duties with the Company, provided that the foregoing shall not prevent you from (a) continuing to serve as a director of CoVenture, LLC, Blockchain Power Trust (TSXV:BPWR.UN; TEP.DB), Produce Pay, Inc. and EcoLogic Solutions, Inc. and, with the prior written approval of the Board, serving on the boards of directors (and board committees) of non-profit organizations and other for profit companies, (b) participating in charitable, civic, educational, professional, community or industry affairs, and (c) managing your passive personal investments, so long as, in the reasonable discretion and good faith of the Board, such activities, individually or in the aggregate, do not interfere or conflict with your duties and responsibilities to the Company or create a potential business or fiduciary conflict.

You will continue to serve as a Director of the Company, however, as an executive officer of the Company, from and after the Effective Date, you will not be eligible to be compensated as a non-employee director; provided that the 5,334 shares of restricted stock granted to you on June 8, 2018 shall continue to vest in accordance with the terms of the applicable grant-notice - restricted stock award and restricted stock award agreement. Your execution of this Offer Letter shall constitute your resignation from the Compensation Committee and the Nominating and Corporate Governance Committee of the Board, effective as of the Effective Date.

Your initial base salary will be $18,211.54 bi-weekly, equivalent to an annualized base salary of $473,500, paid in accordance with the Company’s regular payroll practices, for your full-time efforts, of at least 40 hours per week. Your base salary will be subject to annual review by the Board (or Committee thereof) and may be adjusted from time to time in the Board's (or Committee’s) sole discretion.

Beginning with the fiscal year ending December 31, 2019, you will participate in the Company’s short-term incentive plan (“STI”) as in effect from time to time for executive officers (“STI”). You will have the opportunity to earn, on an annual basis, a cash bonus subject to the achievement of the Company’s performance goals for the applicable year, as established by the Company’s Board (or Committee thereof). Your annual STI bonus target amount for the fiscal year ending December 31, 2019 is 75% of your then base salary earned in such fiscal year. Annual STI bonus targets for subsequent fiscal years are subject to approval and adjustment by the Board (or Committee thereof). Any annual STI bonus earned will be paid in the fiscal year immediately following the fiscal year to which such annual STI bonus relates at the same time annual STI bonuses are paid to other senior executives of the Company. You must remain continuously employed with the Company through the date of the bonus payment for a fiscal year ended to receive such payment for that fiscal year; provided, in the event your employment is terminated by you for “good reason” (as described herein, including the Company’s right to cure) or the Company terminates your employment for reasons other than on account of (i) “for cause” (as defined in the PAR Technology Corporation 2015 Equity Incentive Plan (the “Plan”)), (ii) your inability to substantially perform your duties on account of a physical or mental injury, illness or impairment, or (iii) on account of a breach by you of the terms and conditions of this Offer Letter (including the terms of the Non-Disclosure; Non-Solicitation Agreement, attached to this Offer Letter as Appendix A, and which forms a part of this offer (the “NDA”)), you will be paid your annual STI bonus earned but unpaid with respect to the fiscal year during which such termination occurs, pro-rata through the effective date of termination or preceding the date of termination; such annual STI bonus to be paid at the same time annual bonuses are paid to other senior executives of the Company. All STI bonus payments, if any, are subject to the approval of the Board (or Committee therefor).

For purposes of this Offer Letter, “good reason” means any of the following, which is not cured by the Company within 30 days following written notification from you to the Company as required below: (i) the required relocation of your primary work location (New York, New York); (ii) the diminution (other than temporarily while physically or mentally incapacitated or as required by applicable law) in your title, duties, authorities or responsibilities, excluding immaterial diminutions not taken in bad faith; or (iii) the Company's breach of its material obligations to you under this Offer Letter. You will provide the Company with a written notice detailing the specific circumstances alleged to constitute good reason within 30 days after you first know, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and must actually terminate employment within 30 days following the expiration of the Company's cure period as set forth above if the Company has failed to substantially cure the alleged breach. Otherwise, any claim of such circumstances as "good reason" shall be deemed irrevocably waived by you.

On the third full trading day of the Company’s common stock on the New York Stock Exchange following the Company’s filing of its current report on Form 8-K announcing your appointment as Interim CEO, you will be granted (“Performance Bonus”) 5,000 restricted shares of the Company’s common stock (“Restricted Stock”) under the PAR Technology Corporation 2015 Equity Incentive Plan (“Plan”). The shares of Restricted Stock that are the subject of the Performance Bonus shall vest on the earlier of: (a) the effective date of a Change of Control (as defined in the Plan) and (b)the closing share price of the Company’s common stock being at or above the Performance Threshold for at least 60 consecutive trading days on the NYSE, where the Performance Threshold is defined as 130% of the average closing price (a 30% premium) of the Company’s common stock in the immediate past 20 consecutive trading days prior to the Effective Date.

Subject to satisfaction of any applicable eligibility requirements, you will be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its executive officers, which includes health insurance, LTD/ADD/life insurance, and 401(k). You will be reimbursed for travel and other expenses in accordance with the Company’s reimbursement policy, including reimbursement for the rent of an apartment or house in or near New Hartford, New York. You will be entitled to four (4) weeks of paid vacation per calendar year (accruing at the rate of 1-week per quarter) and paid holidays in accordance with the Company’s vacation policy. The Company reserves the right to amend, modify or terminate any of its benefit plans, policies, or programs at any time and for any reason.

All forms of compensation paid to you as an employee shall be less all withholdings and deductions as required by law. All awards of equity shall be subject to the approval of the Board (or Committee thereof).

Your employment will be at will, and this Offer Letter does not represent any guarantee of employment for any period. If you wish to resign from your employment with the Company, we request not less than 30 days’ written notice.

The validity, interpretation, construction and performance of this Offer Letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

This Offer Letter and those documents expressly referred to herein (including the NDA) embody the complete agreement and understanding between you and the Company with respect to the subject matter herein and supersede and preempt any prior understandings, agreements, or representations by and between you and the Company, written or oral, which may have related to the subject matter hereof in any way.

If you agree with the terms and conditions of this Offer, please evidence your agreement by signing the enclosed copy of this Offer Letter in the space indicated and return it to me, together with a fully executed NDA. Your signature will acknowledge that you have read and understand and agree to the terms and conditions of this Offer Letter. Your service as Interim CEO and President of the Company under the terms of this Offer Letter shall commence December 4, 2018.

Feel free to contact me if you have questions or if you need any additional information.

Sincerely,

/s/ Darla Haas
Darla Haas, Chief Human Resources Officer

Accepted and Agreed to:

/s/ Savneet Singh
Savneet Singh
Dated: December 4, 2018